[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT 10.28

             AMENDMENT AGREEMENT (this "Amendment Agreement") dated as of February 27, 2008 (the "Amendment Effective Date") by and between FOREST LABORATORIES HOLDINGS LIMITED, an Irish corporation having offices at Milner House, 18 Parliament Street, Hamilton HM 11, Bermuda ("Forest") and MYLAN INC. (formerly known as MYLAN LABORATORIES INC.), a Pennsylvania corporation having offices at 1500 Corporate Drive, Suite 400, Canonsburg, Pennsylvania 15317, on behalf of itself and its subsidiaries (collectively, "Mylan") to that certain NEBIVOLOL DEVELOPMENT AND COMMERCIALIZATION AGREEMENT dated as of January 6, 2006, as amended by letter agreements dated January 6, 2006 and January 11, 2006 (collectively, the "Agreement") by and between Forest and Mylan.

R E C I T A L S:

            A.         Mylan is a party to that certain License Agreement Concerning Nebivolol between Janssen Pharmaceutica NV ("Janssen") and Mylan dated as of February 21, 2001, as amended to date, including, without limitation, by the terms of the Supplemental Agreement (the "Supplemental Agreement") Concerning the Development and Commercialization of Nebivolol in the United States and Canada dated January 6, 2006 (the "Janssen Agreement") pursuant to which, among other things, Mylan was granted certain rights and licenses with respect to the compound generically known as Nebivolol;

            B.         Pursuant to the Agreement, Mylan has granted to Forest certain licenses and sublicenses relating to Nebivolol, including, without limitation, licenses to Mylan Know-How and Licensed Patents and sublicenses under the Janssen Agreement to Licensed Patents and Janssen Know-How; and

C. In consideration of the covenants and agreements set forth herein, Forest and Mylan have agreed to amend and modify the Agreement in accordance with the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing, the parties, intending to be legally bound, hereby agree as follows:

1. Defined Terms. Unless otherwise defined herein, capitalized terms shall have the respective meanings assigned to them in the Agreement.

2. Development and Regulatory Responsibilities.

2.1. Section 2.1 of the Agreement is hereby amended by the addition of the following as a new second paragraph thereto:

"Notwithstanding the preceding, Mylan retains the right on a co-exclusive basis with Forest (i.e., an exclusive right subject only to the rights granted to Forest hereunder) under the Licensed Patents and Licensed Know-How in the Territory for the limited purpose of Developing and Commercializing the Product (as defined in subsection (a) of Section 1.26) for the indication of [***] (the "Reserved Indication"). Such right shall not be assignable or sublicensable by Mylan and, with respect to Commercialization, may only be used for the Commercialization of Product in such dosage forms and strengths as are not reasonably likely to be substituted for dosage forms and strengths being Commercialized or Developed by Forest. In the event that sales of a Product by Mylan authorized by this paragraph are being made for indications other than the Reserved Indication during the Term ("Unauthorized Sales") as indicated by generally recognized Third Party data sources, Mylan agrees to pay Forest an amount equal to the Net Sales which Forest would have achieved if the Unauthorized Sales had been sales by Forest of the Product."

                        2.2.      From and after the Amendment Effective Date, Forest will have the sole authority, discretion and responsibility, at Forest’s sole cost and expense, for all further Development activities, including, without limitation, all studies currently underway (including NEB310 and NEB323), all interactions with Regulatory Authorities with respect to Regulatory Approval (including labeling discussions and finalization) and other matters relating to the Product and with respect to the conduct of any further Development activities. From and after the Amendment Effective Date, Forest will have the sole responsibility and authority for formulating and preparing the submission strategy for any further Development required for all future indications for which Regulatory Approval may be sought, including, without limitation, for the treatment of congestive heart failure. From and after the Amendment Effective Date, Mylan shall not perform any Development activities, provided that Mylan shall cooperate with Forest in obtaining any consent required by Janssen under the Janssen Agreement to Development plans or activities proposed to be conducted by Forest.

                        2.3.      In accordance with the assignment of authority and responsibility for future Development pursuant to Section 2.2 above, Sections 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.8 and 3.9 of the Agreement are hereby deleted in their entirety and the Parties acknowledge that from and after the Amendment Effective Date, Development and regulatory matters shall be conducted without the requirement of a JDC. Notwithstanding the preceding, Mylan shall continue to make appropriate personnel having regulatory or Development responsibilities with respect to the Product available for consultation with Forest from time to time as Forest may reasonably request in connection with Development and regulatory matters relating to the Product, including to provide for a smooth transition to Forest of Development activities, if any, currently being performed by Mylan. Any such activities requested by Forest having significant costs will be at Forest’s expense based upon Mylan’s standard cost accounting for similar activities consistently applied. In addition, Mylan hereby delegates to Forest its decision-making authority under Sections 15.1, 15.2 and 15.3 of the Janssen Agreement, as amended by the Supplemental Agreement, and agrees to cooperate with Forest and if necessary to act at Forest’s discretion on Forest’s behalf in any discussions with Janssen required by such Sections of the Janssen Agreement.

                        2.4.      The Parties will cooperate and use their Commercially Reasonable Efforts to obtain the consent of [***] to the assignment to, and assumption by, Forest of Mylan’s responsibilities under that certain [***]. Pending any such assignment and assumption, the Parties will continue to have the respective responsibilities for pharmacovigilance reporting set forth in Section 4.4 of the Agreement.

3. Commercialization.
3.1. Sections 5.1 through 5.9 and Sections 5.11 through 5.15 are hereby deleted from the Agreement in their entirety and replaced by the following new Section 5.1:

5.1      Commercialization. Forest shall have the sole authority and responsibility, at Forest’s sole discretion and expense (including the responsibility for any amounts due to Janssen because of the failure by Forest to meet the minimum sales targets as required by the Janssen Agreement) for all Commercialization activities. Notwithstanding the preceding, Forest shall be obligated to conduct such Commercialization activities as may be required to be conducted pursuant to the terms of the Janssen Agreement.

The Parties acknowledge that from and after the Amendment Effective Date, Commercialization activities will be conducted without the requirement of a JMC and Mylan shall not have the Co-Promotion Option. Notwithstanding the preceding, the former members of the JMC or their designees shall meet at a mutually acceptable time and place twice each calendar year or such frequency as the parties may mutually agree to review: (i) Forest's marketing plan and updates thereto, including marketing programs and physician detailing activities; (ii) strategies for conducting further clinical trials following NDA approval; (iii) the effectiveness of marketing and detailing programs; and (iv) market strategy and pricing.

                        3.2.      From and after the Amendment Effective Date, Forest shall no longer be bound by the provisions of Section 5.16 of the Agreement; provided that Forest shall not undertake any Commercialization activity in the Territory which would cause Mylan to be in violation of any provision of the Janssen Agreement. In addition, Mylan agrees that during the Term it will not take any actions which contest the validity or enforceability of any of the Licensed Patents.

                        3.3.      Notwithstanding the provisions of Section 6.11 of the Agreement and subject only to the terms of the Janssen Agreement, Forest shall have the sole right to launch and distribute an authorized Generic Product in Forest’s sole discretion. In addition, from and after the Amendment Effective Date, Forest shall not be required to pay Mylan any portion of its Profit with respect to any Generic Product launched by Forest. Notwithstanding the preceding, Forest will not contract or enter into an arrangement with a third party (except in settlement of litigation or claims relating to patents with respect to the Compound or Product) to distribute an authorized Generic Product unless Forest shall have first have offered to negotiate with Mylan to distribute such Authorized Generic on commercially reasonable terms.

4. Payments.

                        4.1.      Within ten (10) business days from the Amendment Effective Date, Forest will pay Mylan a one-time non-refundable, non-creditable payment of Three Hundred Seventy Million Dollars (US $370,000,000).

4.2. Sections 9.2, 9.3 and 9.4 of the Agreement are hereby deleted in their entirety and replaced with the following:

9.3      Congestive Heart Failure Milestone. If the SENIORS Study is used as one of the primary clinical studies to support an NDA submission to the FDA seeking approval for the use of nebivolol in the treatment of CHF, then Mylan shall be paid the following consideration by Forest:

1.      Within thirty (30) days following the FDA’s final approval of such indication, a one-time payment of [***]; and

2.      Within thirty (30) days following the launch of nebivolol for the CHF indication in the United States and in any case no later than three (3) months following the FDA’s final approval of such indication, a second one-time payment of [***].

Mylan represents that each of the payments in Subsections 1 and 2 of this Section are required to be paid to a Third Party and Mylan agrees to remit such payments to such Third Party and to perform all other obligations to Third Parties to the extent non-compliance would affect any of Forest’s rights under the Agreement. Except for obligations arising under the Janssen Agreement, Mylan further represents that no other amounts are payable to a Third Party pursuant to any agreement or other obligation to which Mylan is a party in connection with the future Development or Commercialization of the Product in the Territory.

4.3. Section 10.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

10.1      Royalties.

              (a)  For a period (the "Net Sales Royalty Period") of three (3) years beginning on January 8, 2008 (the first commercial sale of the Product), Forest shall pay to Mylan the following royalties based on aggregate annual Net Sales of all Product(s) (the "Royalties") in the Territory, as follows (the "Royalty Rates"):

Aggregate Annual Net Sales of Products in the Territory	Royalty Rate
Up to [***]	[***]
Above [***] up to and including [***]	[***]
Above [***] up to and including [***]	[***]
Above [***] up to and including [***]	[***]
Above [***]	[***]

Each Royalty Rate shall apply to the corresponding amount of Aggregate Annual Net Sales described in the table above.

              (b)  Beginning on the third anniversary of January 8, 2008, Forest shall pay Mylan a royalty of [***] of the amounts payable to Janssen in consideration for the supply of Compound by Janssen to Mylan for purposes of commercial sale under the Trademark pursuant to the Janssen Agreement and as such amounts are periodically "trued up" pursuant to the Janssen Agreement. For the avoidance of doubt, such royalty shall only be payable with respect to amounts payable to Janssen with respect to sales of Compound to Forest/Mylan and not with respect to milestone or other payments which may become due to Janssen. Royalties payable hereunder shall be paid within 30 days following each "true up" of amounts due to Janssen for the supply of Compound.

                        4.4.      In addition to the Royalties payable pursuant to Section 10.1 of the Agreement as amended hereby, from and after the Amendment Effective Date and unless arrangements for direct payments from Forest to Janssen are subsequently implemented by the Parties, Forest shall pay to Mylan all amounts due pursuant to the Janssen Agreement on or before the applicable due date of such payment in immediately available funds, which amounts shall be paid by Mylan to Janssen, including all milestones due under the Janssen Agreement and all amounts required for commercial supplies of Compound to be provided by Janssen (and with Forest bearing the cost and receiving the benefit, as applicable, of all "true ups" with respect to the supply of Compound provided by the Janssen Agreement and any amendments thereto). Without limiting the generality of the foregoing, promptly following the Amendment Effective Date, Forest shall reimburse amounts Mylan has paid to Janssen as Cost of Goods for Compound purchased from Janssen as of the Amendment Effective Date for purposes of supply to Forest and not previously paid for or reimbursed by Forest, provided that any such Cost of Goods so reimbursed shall not again be applied in determining Cost of Goods payable by Forest to Mylan for Product manufactured by Mylan under the Supply Addendum (Exhibit C to the Agreement). Mylan and Forest shall establish a working group which will serve as a mechanism for the exchange of information and to coordinate payments due under the Janssen Agreement with the objective of assuring efficient and timely payments from Forest to Mylan and from Mylan to Janssen to assure compliance with the Janssen Agreement. The provisions of Section 11.1 (Audit) of the Agreement shall be deemed to include a requirement by the Parties to maintain such records as are necessary to evidence compliance with this Amendment Agreement. Following the Net Sales Royalty Period, the Royalty reports required by the Agreement will be appropriately adjusted to reflect the basis for the Royalties payable pursuant to the Agreement as amended hereby.

4.5. Section 10.2 of the Agreement is hereby deleted in its entirety.

5. Janssen Agreement. In addition to and without limiting the provisions of Section 18.10 of the Agreement, the Parties hereby agree as follows with respect to the management of the Janssen Agreement:

                        5.1.      Mylan shall remain responsible for ordering Compound to be supplied by Janssen pursuant to the terms of the Janssen Agreement for Development, formulation, qualification, validation of manufacturing facilities, physician samples and Commercialization. Subject only to Forest’s payment obligations to Mylan provided by Section 4.4 of this Amendment, Mylan shall make all payments to Janssen required by the terms of the Janssen Agreement.

                        5.2.      In addition to and without limiting the obligations of indemnification provided by Sections 16.1, 16.2, 16.3 and Article 17 of the Agreement, each of Forest and Mylan agrees to indemnify the other and hold the other and the other’s Affiliates, directors, officers, employees, consultants, contractors, representatives and agents harmless from and against any and all Losses incurred in connection with or arising from any act or omission of the indemnifying Party to the extent such act or omission causes or constitutes a breach by Mylan of Mylan’s obligations under the Janssen Agreement, including without limitation with respect to intellectual property matters. Such indemnification will be governed by the procedures set forth in Section 16.4 of the Agreement.

                        5.3.      All further amendments or supplements to the Janssen Agreement, including, without limitation, the completion of the Disaster Recovery Plan (Exhibit F to the Supplemental Agreement) and the Second Amendment to the Janssen Agreement, will be negotiated and executed as reasonably directed by Forest, provided that any additional cost or expense imposed upon Mylan by any such amendment or supplement shall be the responsibility of Forest. Forest will not place any undue burden on Mylan with respect to any such further amendments or supplements. As between Forest and Mylan, Forest shall have the sole decision making authority with respect to all matters under the Janssen Agreement as amended by the Supplemental Agreement.

                        5.4.      Mylan shall furnish Forest with such cooperation as Forest may reasonably request to seek to obtain for Forest the benefits of any rights Mylan may have with respect to data or other intellectual property [***] with respect to the Compound or the Product in respect of the Territory.

                        5.5.      Notwithstanding any of the provisions of this Amendment Agreement and unless otherwise agreed by Forest, Mylan and Janssen, Forest shall perform its rights and obligations under the Agreement, including rights and obligations with respect to Development and Commercialization, in a manner which complies with the obligations of Mylan under the Janssen Agreement. Without limiting the generality of the foregoing, Forest shall maintain books and records of its activities which comply with Section 7.1 of the Janssen Agreement and will permit Janssen to exercise the right of inspection and audit provided by Section 7.2 of the Janssen Agreement with respect to such books and records.

6. Supply Matters.

6.1. The Supply Addendum (Exhibit C to the Agreement) shall continue to apply by its terms except to the extent set forth below:

(a)      The provisions of Section 4.4 of this Amendment Agreement shall supersede the provisions for payments to Mylan for Compound set forth in Section 3.2(b) of the Supply Addendum.

(b)      Section 4.5 of the Supply Addendum is hereby deleted in its entirety.

(c)      Mylan shall not have the rights of inspection and audit provided by Section 6.7 of the Supply Addendum, provided that such rights shall continue to be extended to Janssen to the extent required by the Janssen Agreement or any Quality Agreement (each a "Quality Agreement") between Mylan and Janssen or between Forest and Janssen from time to time in effect.

(d)      Except to the extent required by the Janssen Agreement or any Quality Agreement, Forest shall not be obligated to notify Mylan of any audit or inspection by the FDA or other Regulatory Authority of Forest’s facilities used in the manufacture of the Product.

(e)      Notwithstanding Section 7.4 of the Supply Addendum, during any period that Mylan is manufacturing the Product, the decision of Forest shall be deemed the decision of the JDC contemplated by such Section and during any period the Product is being manufactured by Forest, Forest shall have the sole discretion, subject only to compliance with the terms of the Janssen Agreement, to implement changes to manufacturing processes, analytical materials, production equipment or other steps or processes relating to the manufacture of the Product. Notwithstanding Section 7.4, Forest will bear all costs of any Changes, regardless of which Party is manufacturing the Product; provided, however, in no event shall Mylan be required to implement a Change which would not be commercially reasonable and Forest and Mylan will meet and consider in good faith the most commercially reasonable solution to implement such Change or to otherwise address Forest’s requirements.

7. Publications; Public Announcements.

                        7.1.      From and after the Amendment Effective Date, and subject only to such consultation as may be required to comply with Janssen’s rights under Section 4.12 of the Janssen Agreement, Forest shall have no further consultation obligations to Mylan with respect to publication plans. In addition, from and after the Amendment Effective Date, except to the extent of any approvals required pursuant to Section 24.6 of the Janssen Agreement, Forest shall not be required to obtain Mylan’s consent with respect to public announcements regarding the Product or research or Development activities under the Agreement. The provisions of Section 13.3 shall continue to apply in accordance with their terms with respect to Mylan and with respect to both Parties with respect to announcements regarding the Agreement, including this Amendment Agreement.

8. Change of Control. Article 15 of the Agreement is hereby deleted in its entirety.

9. Intellectual Property.

                        9.1.      Notwithstanding anything to the contrary set forth in Article 17 of the Agreement, from and after the Amendment Effective Date, Forest shall have the sole responsibility, at its sole discretion and expense, with respect to the prosecution and maintenance of all patents to the extent relating to the Compound or the Product and whether owned or controlled by Mylan or Forest, provided that to the extent such patents are owned or controlled by Mylan and except to the extent of Mylan's obligations and Janssen's interests and rights under the Janssen Agreement, such right shall only extend to the prosecution of such patents within the Territory. To the extent any such patents are owned or controlled by Mylan and except to the extent of Mylan's obligations and Janssen's interests and rights under the Janssen Agreement, Mylan shall furnish Forest such cooperation, including through the execution of appropriate documents and instruments and the obtaining of testimony or statements from Mylan employees, agents or consultants, as Forest may reasonably request, to facilitate the exercise by Forest of its rights pursuant to this Section. In addition, to the extent any such patents are owned or controlled by Mylan and except to the extent of Mylan's obligations and Janssen's interests and rights under the Janssen Agreement, Forest shall have the right, in its sole discretion, to elect whether or not to prosecute or maintain specific patents and patent applications within the Territory. Accordingly, except as may otherwise be agreed by Forest, or required in order to comply with the Janssen Agreement, Mylan shall not have the right to elect to prosecute or maintain any such patents within the Territory which Forest has determined not to prosecute or to cease prosecuting or maintaining.

                        9.2.      Subject to Janssen’s rights, from and after the Amendment Effective Date, as between Forest and Mylan, Forest shall have the right, at Forest’s sole discretion and without the obligation to discuss litigation strategies with Mylan, to enforce Licensed Patents and other patents relating to the Product or the Compound against Third Parties. Any such enforcement shall be at Forest’s sole cost and expense and the proceeds of any awards, judgments or settlements obtained by Forest in connection therewith shall be for the sole account of Forest. Mylan agrees to furnish Forest with such cooperation, including consenting to act as a party to litigation if required and to provide such information as Forest may reasonably request in connection with patent prosecution and enforcement matters.

9.3. Section 17.7 (Adjustments) of the Agreement is hereby deleted in its entirety.

            10.        Side Letters. Each of the side letter amendments to the Agreement dated January 6, 2006 and January 11, 2006, respectively, shall be of no further force or effect from and after the Amendment Effective Date; provided, however, the January 6, 2006 Guarantee Letter from Howard Solomon of Forest Laboratories, Inc. to Mylan shall continue to apply to the Agreement as amended by this Amendment Agreement.

11. Miscellaneous.

                        11.1.    Each Party represents and warrants to the other that the execution and delivery of this Amendment Agreement by such Party and the performance of such Party’s obligations hereunder (i) do not conflict with or violate any requirement of Laws existing as of the Amendment Effective Date and applicable to such Party, (ii) do not breach or violate any provision of its constitutional documents and (iii) do not conflict with, violate, breach or constitute a default under any contractual obligations of such Party or any of its Affiliates existing as of the Amendment Effective Date. In addition, each Party represents to the other that the Agreement (and, with respect to Mylan’s representation, the Janssen Agreement) constitutes a legal and validly binding obligation of such Party and that, to the best of its knowledge, no event has occurred which would give it the right to terminate or limit the other Party’s (and, with respect to Mylan’s representation, Janssen’s) right thereunder or to seek damages or other legal or equitable remedies with respect thereto.

                        11.2.    Except to the extent amended hereby, the Agreement remains in full force and effect in accordance with its terms. The terms and conditions of this Amendment Agreement shall be construed together with the terms of the Agreement as a single agreement, provided that, to the extent any terms and conditions of the Amendment Agreement are inconsistent with the terms and conditions of the Agreement, the terms and conditions of this Amendment Agreement shall govern. Terms defined in the Agreement and no longer used in the Agreement as amended hereby shall not be given any force or effect in the interpretation of the Agreement.

11.3. Section 18.7 of the Agreement is hereby amended to read in its entirety as follows:

18.17    Force Majeure. The occurrence of an event which materially interferes with the ability of a Party to perform its obligations or duties hereunder which is not within the reasonable control of the Party affected or any of its Affiliates, not due to malfeasance by such Party or its Affiliates (each, a "Force Majeure Event"), including fire, earthquake, acts of God, acts of war, labor strikes, impossibility of obtaining raw materials or proprietary components or shortages in supply raw materials or proprietary components, terrorism or lockouts, riots, civil disturbances, actions or inactions of governmental authorities (except actions in response to a breach of applicable laws by such Party), or epidemics shall not excuse such Party from the performance of its obligations or duties under this Agreement, but shall merely suspend such performance during the continuation of the Force Majeure Event. The Party prevented from performing its obligations or duties because of a Force Majeure Event shall promptly notify the other Party of the occurrence and particulars of such Force Majeure Event and shall provide the other Party, from time to time, with its best estimate of the duration of such Force Majeure Event and with notice of the termination thereof. The Party so affected shall use Commercially Reasonable Efforts to avoid or remove such causes of nonperformance as soon as is reasonably practicable. Upon resolution, cessation, or termination of the Force Majeure Event, the performance of any suspended obligation or duty under this Agreement shall promptly recommence. This Section will not operate to excuse payment by Forest of any amounts due to Mylan under this Agreement or payments of any amounts due to Janssen under the Janssen Agreement.

                        11.4.    Notwithstanding anything to the contrary set forth in the Agreement and subject only to the terms and conditions of the Janssen Agreement, Forest shall have the right to freely assign or sublicense any of its rights under the Agreement, as amended hereby, to any Affiliate. Forest may assign its rights under the Agreement to Third Parties but only with the prior written consent of Mylan, not to be unreasonably withheld or delayed.

IN WITNESS WHEREOF, this Amendment Agreement has been executed by the Parties as of the Amendment Effective Date.

FOREST LABORATORIES HOLDINGS LIMITED By: /s/ Howard Solomon Print Name: Howard Solomon Title: Chairman

MYLAN INC. f/k/a MYLAN LABORATORIES INC. By: /s/ Robert J. Coury Print Name: Robert J. Coury Title: Vice Chairman and CEO